Exhibit 10.2

JPMorgan Chase Bank, National Association

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

September 30, 2005

To: Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, CA 92123

Attention: Paul Grinberg

Telephone	No.: (858) 309-6957
Facsimile	No.: (858) 309-6977

Re:	Warrants

Reference:

The purpose of this letter agreement is to confirm the terms and conditions of the Warrants issued by Encore Capital Group, Inc., a Delaware corporation (the “Company”), to JPMorgan Chase Bank, N.A., London Branch (“JPMorgan”), on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction.

The definitions and provisions contained in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between JPMorgan and the Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if JPMorgan and the Company had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and United States dollars as the Termination Currency) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 30, 2005

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant shall be deemed to be a reference to a Call Option.

Warrant Style:	American, subject to the definition of the Exercise Period below

Buyer:	JPMorgan

Seller:	Company

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “ECPG”)

Number of Warrants:	179,071, subject to adjustments provided herein. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised by JPMorgan. In no event will the Number of Warrants be less than zero.

Daily Number of Warrants:	For any day, the Number of Warrants not previously exercised as of such day, divided by the remaining number of Expiration Dates (including such day) and rounded down to the nearest whole number to account for any fractional Daily Number of Warrants.

Warrant Entitlement:	One Share per Warrant

Multiple Exercise:	Applicable

Minimum Number of Warrants:	1

Maximum Number of Warrants:	179,071

Strike Price:	USD 29.0388

Premium:	The amount specified as such by the Calculation Agent in accordance with Premium Determination provisions below.

Premium Payment Date:	Second Currency Business Day immediately following the last day of the Hedging Period.

Premium Determination:	Beginning on the Trade Date, JPMorgan or an affiliate of JPMorgan shall effect, for the account of JPMorgan, transactions in the Shares to establish its initial hedge of the price and market risk undertaken by JPMorgan with respect to this Transaction, as well as the amount of the Premium payable by JPMorgan to the Company with respect to this Transaction (the dates on which such transactions are effected being collectively referred to as the “Hedging Period”) and shall within one Currency Business Day from the last day of the Hedging Period notify the Company of the amount of the Premium.

Exchange:	NASDAQ National Market

Related Exchange(s):	The principal exchange(s) for options contracts or futures contracts, if any, with respect to the Shares

Exercise and Valuation:

Exercise Period:	As specified in Section 3.1 of the Equity Definitions; provided, however that the Warrants shall not be exercisable on any Exchange Business Day during the period beginning on September 14, 2010 and ending on September 24, 2010 (such period, the “Blackout Period”). For the avoidance of doubt, except for any Exchange Business Day during the Blackout Period and subject to the definition of the Expiration Dates, the Warrants will be exercisable on any Exchange Business Day during the period beginning on the Trade Date and ending on the final Expiration Date.

Expiration Time:	The Valuation Time

Expiration Dates:	Each scheduled Exchange Business Day in the period beginning on and including the First Expiration Date and ending on and including the 89th Exchange Business Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date.

Notwithstanding the foregoing and anything to the contrary in the Equity Definitions:

(i)     if the First Expiration Date occurs prior to the Blackout Period, then each of the Exchange Business Days in the Blackout Period shall not be an Expiration Date hereunder and such day shall not be subject to clause (ii) of this definition; and

(ii)    if a Market Disruption Event occurs on any Expiration Date (including the First Expiration Date), the Calculation Agent may reduce the Daily Number of Warrants for which such day shall be an Expiration Date and may designate an Exchange Business Day or a number of Exchange Business Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the original Expiration Date; provided that if such Expiration Date has not occurred pursuant to this clause as of the eighth Exchange Business Day following the last Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Exchange Business Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the value for the Shares as of the Valuation Time on that eighth Exchange Business Day or on any subsequent Exchange Business Day, as the Calculation Agent shall determine in its sole discretion.

First Expiration Date:	Subject to Market Disruption Event below, the earlier of (i) November 19, 2010 (or if such day is not an Exchange Business Day, the next succeeding Exchange Business Day) and (ii) an Exchange Business Day designated as such by JPMorgan and occurring during the period commencing on July 16, 2010 and ending on November 19, 2010, but excluding any Exchange Business Date during the Blackout Period.

Automatic Exercise:	Applicable; and means that, unless all Warrants have been previously exercised hereunder, a number of Warrants for each

Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised.

Market Disruption Event:	Section 4.3(a)(ii) is hereby amended by adding after the words “or Share Basket Transaction” in the first line thereof a phrase “a failure by the Exchange or Related Exchange to open for trading during its regular trading session or” and replacing the phrase “during the one-half hour period that ends at the relevant Valuation Time” with the phrase “at any time during the regular trading session on the Exchange or any Related Exchange, without regard to after hours or any other trading outside of the regular trading session hours”.

Valuation applicable to each Warrant:

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	Each Exercise Date. Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the Settlement Price for such Valuation Date on the basis of its good faith estimate of the market value for the relevant Shares on such Valuation Date.

Settlement Terms applicable to the Transaction:

Method of Settlement:	Net Share Settlement; and means that, on each Settlement Date, Company shall deliver to JPMorgan, the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, plus cash in lieu of any fractional shares (based on such Settlement Price).

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants being exercised on the relevant Exercise Date (or in the case of any exercise (including any Automatic Exercise) on an Expiration Date, the Daily Number of Warrants for such Expiration Date), (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement. For the avoidance of doubt, if any Warrants are exercised prior to the First Expiration Date, the Calculation Agent will proportionately adjust each Daily Number of Warrants to reflect such exercise.

Strike Price Differential:	(a) If the Settlement Price for any Valuation Date is greater than the Strike Price, an amount equal to the excess of such Settlement Price over the Strike Price; or

(b) If such Settlement Price is less than or equal to the Strike Price, zero.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average prices for such Valuation Date as displayed under the heading “Bloomberg VWAP” on Bloomberg page ECPG <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent).

Settlement Date:	For any Exercise Date, the date defined as such in Section 6.2 of the Equity Definitions, subject to Section 9(q) hereof.

Failure to Deliver:	Inapplicable

Other Applicable Provisions:	The provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions, whether or not extraordinary, shall be governed by Section 9(l) of this Confirmation and not by Section 9.1(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

Consequence of Merger Events

(a) Share-for-Share:	Alternative Obligation; provided that the Calculation Agent will determine if the Merger Event affects the theoretical value of the Transaction and if so JPMorgan in its sole discretion may elect to make adjustments to the Strike Price and any other term necessary to reflect the characteristics (including volatility, dividend practice, borrow cost, policy and liquidity) of the New Shares. Notwithstanding the foregoing, Cancellation and Payment shall apply in the event the New Shares are not publicly traded on a United States national securities exchange or quoted on the NASDAQ National Market.

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Cancellation and Payment

Nationalization or Insolvency:	Cancellation and Payment

4. Calculation Agent: JPMorgan

5. Account Details:

(a)	Account for payments to Company:

JPMorgan Chase Bank

ABA# 122100024

Acct: Encore Capital Group, Inc. Operating

Acct No.: 656436870

Account for delivery of Shares to Company:

To come under separate cover

(b)	Account for payments to JPMorgan:

JPMorgan Chase Bank, N.A., New York

ABA: 021 000 021

Favour: JPMorgan Chase Bank, N.A. – London

A/C: 0010962009 CHASUS33

Account for delivery of Shares to JPMorgan:

DTC 060

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of JPMorgan for the Transaction is: New York

JPMorgan Chase Bank, N.A.

London Branch

P.O. Box 161

60 Victoria Embankment

London EC4Y 0JP

England

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Company:

Encore Capital Group, Inc.

8875 Aero Drive, Suite 200

San Diego, CA 92123

Attention: George Brooker

Telephone No.: (858) 309-6957

Facsimile No.: (858) 309-6977

(b)	Address for notices or communications to JPMorgan:

JPMorgan Chase Bank, N.A.

277 Park Avenue, 11th Floor

New York, NY 10172

Attention: Nathan Lulek

EDG Corporate Marketing

Telephone No.: (212) 622-2262

Facsimile No.: (212) 622-8091

8. Representations and Warranties of the Company

The representations and warranties of the Company set forth in Section 3 of the Agreement and Section 4 of the Purchase Agreement (the “Purchase Agreement”) dated as of September 13, 2005 between the Company and J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, as representatives of the Initial Purchasers parties thereto, are true and correct and are hereby deemed to be repeated to JPMorgan as if set forth herein. The Company hereby further represents and warrants to JPMorgan that:

(a)	The Company has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on the Company’s part; and this Confirmation has been duly and validly executed and delivered by the Company and constitutes its valid and binding obligation, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of the Company hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which the Company or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, or breach or constitute a default under any agreements and contracts of the Company or its significant subsidiaries filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as updated by any subsequent filings.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by the Company of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

(d)	The Shares of the Company initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of the Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(e)	The Company is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

The Company is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	the Company has total assets in excess of USD 10,000,000;

(B)	the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	the Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company’s business.

(f)	The Company and each of its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Company; provided that the Company shall be deemed to repeat the representations contained in this Section 8(f) on each day during the Hedging Period.

(g)	Company hereby represents and warrants to JPMorgan that it is an “accredited investor” (as such term is defined in Section 2(15)(ii) of the Securities Act).

(h)	Company hereby represents and warrants to JPMorgan that Company’s liabilities in respect of the Transaction are not disproportionate to its net worth.

(i)	Company hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Warrants are being sold to JPMorgan by the Company in reliance upon exemptions from any such registration requirements.

(j)	Company hereby represents and warrants to JPMorgan that it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

9. Other Provisions:

(a)	Opinions. The Company shall deliver an opinion of counsel, dated as of the Premium Payment Date, to JPMorgan with respect to the matters set forth in Sections 8(a) through (e) of this Confirmation.

(b)	No Reliance, etc. Each party represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity); (ii) neither the other party or parties nor any of its or their agents are acting as a fiduciary for it; (iii) it is not relying upon any representations except those expressly set forth in the Agreement or this Confirmation; (iv) it has not relied on the other party or parties for any legal, regulatory, tax, business, investment, financial, and accounting advice, and it has made its own investment, hedging, and trading decisions based upon its own judgment and not upon any view expressed by the other party or parties or any of its or their agents; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

(c)

Share De-listing Event. If at any time during the period from and including the Trade Date, to and including the final Valuation Date, the Shares cease to be listed or quoted on the Exchange for any reason (other than a Merger Event as a result of which all of the property underlying the Warrants consists of shares of common stock that are listed or quoted on The New York Stock Exchange, The American Stock Exchange or the NASDAQ National Market (or their respective successors) (the “Successor Exchange”)) and are not immediately re-listed or quoted as of the date of such de-listing on the Successor Exchange (a “Share De-listing”), then Cancellation and Payment (as defined in Section 9.6 of the Equity Definitions treating the “Announcement Date”

as the date of first public announcement that the Share De-Listing will occur and the “Merger Date” as the date of the Share De-Listing) shall apply, and the date of the de-listing shall be deemed the date of termination for purposes of calculating any payment due from one party to any of the others in connection with the cancellation of this Transaction. If the Shares are immediately re-listed on a Successor Exchange upon their de-listing from the Exchange, this Transaction shall continue in full force and effect, provided that the Successor Exchange shall be deemed to be the Exchange for all purposes hereunder. In addition, the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction in accordance with Calculation Agent Adjustment method as defined under Section 9.1(c) of the Equity Definitions.

(d)	Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give JPMorgan a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 21.3 million or (ii) more than 1 million less than the number of Shares included in the immediately preceding Repurchase Notice. Company agrees to indemnify and hold harmless JPMorgan and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to JPMorgan’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person actually may become subject to, as a result of Company’s failure to provide JPMorgan with a Repurchase Notice on the day and in the manner specified in this Section 9(d), and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person, such Indemnified Person shall promptly notify the Company in writing, and the Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph (d) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Company under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (d) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph (d) shall remain operative and in full force and effect regardless of the termination of this Transaction.

(e)

Regulation M. The Company was not on the Trade Date and is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (“Exchange Act”), of any securities of Company, other than a distribution meeting the requirements of the exception set forth in sections 101(b)(10) and 102(b)(7) of Regulation M. The

Company shall not, until the fifth Exchange Business Day immediately following the last day of the Hedging Period, engage in any such distribution.

(f)	Rule 10b-18. Neither the Company nor any of its affiliates has purchased any Shares in purchases of blocks (as contemplated by Rule 10b-18 under the Exchange Act) during each of the four calendar weeks preceding the date hereof and the Company further covenants and agrees that neither it or any of its affiliates will purchase any Shares prior to the last day of the Hedging Period.

(g)	No Manipulation. The Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(h)	Board Authorization. Company represents that it is entering into the Transaction, solely for the purposes stated in the board resolution authorizing this Transaction and in its public disclosure. Company further represents that there is no internal policy, whether written or oral, of Company that would prohibit Company from entering into any aspect of this Transaction, including, but not limited to, the issuance of Shares to be made pursuant hereto.

(i)	Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of JPMorgan. JPMorgan may transfer or assign all or any portion of its rights or obligations under this Transaction without consent of the Company. If JPMorgan, in its sole discretion, determines that its “beneficial ownership” (within the meaning of Section 16 of the Exchange Act and rules promulgated thereunder) exceeds 8% or more of the Company’s outstanding Shares and, in its sole discretion, JPMorgan is unable after its commercially reasonable efforts to effect a transfer or assignment on pricing terms and in a time period reasonably acceptable to JPMorgan that would reduce its “beneficial ownership” to 7.5%, JPMorgan may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that the its “beneficial ownership” following such partial termination will be equal to or less than 8%. In the event that JPMorgan so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) the Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction. For the avoidance of doubt, if JPMorgan assigns or terminates any Warrants hereunder, each Daily Number of Warrants not previously settled shall be reduced proportionally, as calculated by the Calculation Agent. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any shares or other securities to or from Company, JPMorgan may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform JPMorgan’s obligations in respect of this Transaction and any such designee may assume such obligations. JPMorgan shall be discharged of its obligations to Company to the extent of any such performance.

(j)	Damages. Neither party shall be liable under Section 6.10 of the Equity Definitions for special, indirect or consequential damages, even if informed of the possibility thereof.

(k)

Early Unwind. In the event the sale of Convertible Notes is not consummated with the initial purchasers for any reason by the close of business in New York on the Premium Payment Date (or such later date as agreed upon by the parties) (such date or any later date as agreed upon being the “Early Unwind Date”), this Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of JPMorgan and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date; provided that Company shall reimburse JPMorgan for any costs or expenses (including market losses) relating to the unwinding of its hedging activities in connection with the Transaction (including any loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position). The amount of any such reimbursement shall be determined by JPMorgan in its sole good faith discretion. JPMorgan shall notify Company of such amount and the Company shall pay such amount in immediately available funds on the Early Unwind Date. JPMorgan and the Company represent and acknowledge to the other that, subject to the proviso included in this Section, upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l)	Dividends. If at any time during the period from and including the Trade Date, to but excluding the Expiration Date, an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is greater than the Regular Dividend on a per Share basis then the Calculation Agent will adjust the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement to preserve the fair value of the Warrant to JPMorgan after taking into account such dividend. “Regular Dividend” shall mean USD 0.00 per Share per quarter.

(m)	Role of Agent. Each party agrees and acknowledges that J.P. Morgan Securities Inc., an affiliate of JPMorgan (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.

(n)	Additional Provisions.

(i) The first paragraph of Section 9.1(c) of the Equity Definitions is hereby amended to read as follows: (c) ‘If “Calculation Agent Adjustment” is specified as the method of adjustment in the Confirmation of a Share Option Transaction, then following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or Warrants and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the sentence immediately preceding Section 9.1(c)(ii) is hereby amended by deleting the words “diluting or concentrative”.

(ii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words “other similar” between “any” and “event”; deleting the words “diluting or concentrative” and replacing them with “material”; and adding the following words at the end of the sentence “or Warrants”.

(iii) Section 9.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the third line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the period at the end of subsection (ii) thereof and inserting the following words therefor “ or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(iv) Notwithstanding Section 9.7 of the Equity Definitions, everything in the first paragraph of Section 9.7(b) of the Equity Definitions after the words “Calculation Agent” in the third line through the remainder of such Section 9.7 shall be deleted and replaced with the following:

“based on an amount representing the Calculation Agent’s determination of the fair value to Buyer of an option with terms that would preserve for Buyer the economic equivalent of any payment or delivery (assuming satisfaction of each applicable condition precedent) by the parties in respect of the relevant Transaction that would have been required after that date but for the occurrence of the Merger Event, Nationalization, Insolvency or De-Listing Event, as the case may be.”

(v) Upon the occurrence of each of the following events, JPMorgan shall have the right to designate such event an Additional Termination Event hereunder:

(1) Any “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, any of its subsidiaries or its employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Company representing more than 50% of the voting power of such common equity; and

(2) Any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of its subsidiaries.

(o)	No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of the Company hereunder are not secured by any collateral. Obligations under this Transaction shall not be set off by the Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise. Any provision in the Agreement with respect to the satisfaction of the Company’s payment obligations to the extent of JPMorgan’s payment obligations to the Company in the same currency and in the same Transaction (including, without limitation Section 2(c) thereof) shall not apply to the Company and, for the avoidance of doubt, the Company shall fully satisfy such payment obligations notwithstanding any payment obligation to the Company by JPMorgan in the same currency and in the same Transaction. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (a) this Transaction and (b) all other Transactions, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

(p)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by the Company to JPMorgan, (i) pursuant to Section 9.7 of the Equity Definitions (except in the event of a Nationalization or Insolvency or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv), (v) or (vi) of the Agreement in each case that resulted from an event or events outside Company’s control) (a “Payment Obligation”), Company may, in its sole discretion, satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) and shall give irrevocable telephonic notice to JPMorgan, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable; provided that if the Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, JPMorgan shall have the right to require the Company to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Company’s election to the contrary. Notwithstanding the foregoing, Company’s or JPMorgan’s right to elect satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to Transactions under this Confirmation and, notwithstanding anything to the contrary in the Agreement, (1) separate amounts shall be calculated with respect to (a) Transactions hereunder and (b) all other Transactions under the Agreement, and (2) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement, subject to, in the case of clause (a), Company’s Share Termination Alternative right hereunder.

Share Termination Alternative:	Applicable and means that Company shall deliver to JPMorgan the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) when the Payment Obligation would otherwise be due, subject to paragraph (q)(i) below, in satisfaction, subject to paragraph (q)(ii) below, of the Payment Obligation in the manner reasonably requested by JPMorgan free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to JPMorgan of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Company at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (q)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registered Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (q)(ii) below, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, the date of the occurrence of the Nationalization or Insolvency, or Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event or Event of Default, one Share or, in the case of Nationalization or Insolvency or a Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization or Insolvency or such Merger Event. If such Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If this Transaction is to be Share Termination Settled, the provisions of Sections 6.6, 6.7, 6.8, 6.9 and 6.10 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Settlement is applicable to this Transaction.

(q)	Registration/Private Placement Procedures. If, in the reasonable opinion of JPMorgan, following any delivery of Shares or Share Termination Delivery Property to JPMorgan hereunder, such Shares or Share Termination Delivery Property would be in the hands of JPMorgan subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless waived by JPMorgan. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, the Company shall elect, prior to the first Settlement Date for the first Expiration Date, a Private Placement Settlement or Registered Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Daily Number of Warrants and the procedures in clause (i) or clause (ii) below shall apply for such delivered Restricted Shares commencing after the final Settlement Date for such Daily Number of Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a Private Placements or Registered Settlements for such Restricted Shares delivered hereunder.

(i)

If the Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by the Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to JPMorgan; provided that the Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by the Company to JPMorgan (or any affiliate designated by JPMorgan) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by JPMorgan (or any such affiliate of JPMorgan). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to JPMorgan, due diligence rights (for JPMorgan or any designated buyer of the Restricted Shares by JPMorgan), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to JPMorgan. In the case of a Private Placement Settlement, JPMorgan shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (q) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the amount of such Restricted Shares to be delivered to JPMorgan hereunder; provided that in no event such number shall be greater than 12,500,000 (the

“Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by JPMorgan to the Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (p) above) or on the Settlement Date for such Restricted Shares (in the case of settlement of Shares pursuant to Section 2 above).

In the event the Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), the Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by the Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to such Settlement Date become no longer so reserved and (iii) the Company additionally authorizes but does not issue unissued Shares that are not reserved for other transactions. The Company shall immediately notify JPMorgan of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

In the event of a Private Placement, the Net Share Settlement Amount or the Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by JPMorgan as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date or the date on which the Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis. The foregoing provision shall be without prejudice to JPMorgan’s rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

As used in this Section 9(p)(i), “Spread” means, with respect to any Net Share Settlement Amount or Payment Obligation, respectively, the credit spread over the applicable overnight rate that would be imposed if JPMorgan were to extend credit to Company in an amount equal to such Net Share Settlement Amount, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date or the date on which the Payment Obligation is due, respectively. Commercial reasonableness shall take into consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of the Company (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

(ii)

If the Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then the Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to JPMorgan, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to JPMorgan. If JPMorgan, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If JPMorgan is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the first Expiration Date pursuant to Section 2 above, (y) the Share Termination Payment Date in case of settlement of Share Termination Delivery Units pursuant to paragraph (q) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which JPMorgan completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales exceed the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to JPMorgan by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall the Company pursuant to this clause (ii) deliver a number of Restricted Shares greater than the Maximum Amount.

(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to JPMorgan, as purchaser of such Restricted Shares, (i) may be transferred by and among JPMorgan and its affiliates and Company shall effect such transfer without any further action by JPMorgan and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by JPMorgan (or such affiliate of JPMorgan) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by JPMorgan in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by JPMorgan (or such affiliate of JPMorgan).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such

Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(r)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, JPMorgan may not exercise any Warrant hereunder, and Automatic Exercise shall not apply with respect thereto, to the extent (but only to the extent) that such receipt would result in JPMorgan directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in JPMorgan directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares. If any delivery owed to JPMorgan hereunder is not made, in whole or in part, as a result of this provision, the Company’s obligation to make such delivery shall not be extinguished and the Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, JPMorgan gives notice to the Company that such delivery would not result in JPMorgan directly or indirectly so beneficially owning in excess of 9.0% of the outstanding Shares.

(s)	Share Deliveries. The Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that JPMorgan will not be considered an affiliate under this Section 9(s) solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Property hereunder at any time after 2 years from the Trade Date shall be eligible for resale under Rule 144(k) of the Securities Act and the Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Property. The Company further agrees, for any delivery of Shares or Share Termination Property hereunder at any time after 1 year from the Trade Date but within 2 years of the Trade Date, to the to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Restricted Share to remove, any legends referring to any such restrictions or requirements from such Restricted Shares. Such Restricted Shares will be de-legended upon delivery by JPMorgan (or such affiliate of JPMorgan) to the Company or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by JPMorgan (or such affiliate of JPMorgan). The Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 1 year from the Trade Date, may be transferred by and among JPMorgan and its affiliates and the Company shall effect such transfer without any further action by JPMorgan. Notwithstanding anything to the contrary herein, the Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of the Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of the Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Property.

(t)

Hedging Disruption Event. The occurrence of a Hedging Disruption Event will constitute an Additional Termination Event under the Agreement permitting JPMorgan to terminate the Transaction, with the Company as the sole Affected Party and the Transaction as the sole Affected Transaction; provided that, for the avoidance of doubt, in calculating any payments hereunder pursuant to Section 6(e) of the Agreement, JPMorgan shall assume the borrow cost equal to zero (0).

“Hedging Disruption Event” means with respect to JPMorgan, as determined in its reasonable discretion, the inability or impracticality, due to market illiquidity, illegality, lack of hedging transactions or credit worthy market participants or other similar events, to establish, re-establish or maintain any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into and performing under the Transaction on terms including costs reasonable to JPMorgan or an affiliate in its reasonable discretion, including the event that at any time JPMorgan reasonably concludes that it or any of its affiliates are unable to establish, re-establish or maintain a full hedge of its position in respect of the Transaction through share borrowing arrangements on terms including costs deemed reasonable to JPMorgan in its reasonable discretion. For the avoidance of doubt, the parties hereto agree that if (i) JPMorgan reasonably determines that it is unable to borrow Shares to hedge its exposure with respect to the Transaction at a stock loan rebate rate equal to or in excess of the Federal Funds Rate minus 150 basis points; or (ii) the prevailing stock loan rebate rate for the Shares, as determined by the Calculation Agent, is less than the Federal Funds Rate minus 150 basis points, an Additional Termination Event under the Agreement shall occur with the Company as the sole Affected Party and the Transaction as the sole Affected Transaction.

“Federal Funds Rate” means, for any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page FedsOpen <Index><GO> on the Bloomberg Professional Service or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

(u)	Governing Law. New York law (without reference to choice of law doctrine).

(v)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to EDG Confirmation Group, J.P. Morgan Securities Inc., 277 Park Avenue, 11th Floor, New York, NY 10172-3401, or by fax on 212 622 8519.

Very truly yours,

J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association

By:	/s/ James F. Smith

Authorized Signatory
Name:	James F. Smith
VP/EDG

Accepted and confirmed as of the Trade Date:

ENCORE CAPITAL GROUP, INC.

By:	/s/ Paul Grinberg

Authorized Signatory
Name:	Paul Grinberg